Shareholder Relations	NEWS RELEASE
288 Union Street,
Rockland, MA 02370

Contacts:

Chris Oddleifson
President and
Chief Executive Officer
(781) 982-6660

Robert Cozzone
Chief Financial Officer and Treasurer
(781) 982-6723

FOR IMMEDIATE RELEASE

INDEPENDENT BANK CORP.
RE-DECLARES DECLARATION AND RECORD DATE FOR QUARTERLY DIVIDEND

Rockland, MA (September 22, 2017) - Due to an inadvertent error, Independent Bank Corp. (NASDAQ: INDB) is modifying certain dates related to its quarterly dividend.

The Board of Directors of Independent Bank Corp., parent of Rockland Trust Company, approved and initially announced a $0.32 per share dividend on September 21, 2017. The $0.32 per share dividend is being re-declared as of September 22, 2017, and will be payable on October 6, 2017, to stockholders of record as of the close of business on October 2, 2017.

Independent Bank Corp. has approximately $8.0 billion in assets and is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Rockland Trust offers a wide range of banking, investment, and insurance services to businesses and individuals through retail branches, commercial lending offices, investment management offices, and residential lending centers located in Eastern Massachusetts and Rhode Island, as well as through telephone banking, mobile banking, and the Internet. Rockland Trust is an FDIC Member and an Equal Housing Lender. To find out why Rockland Trust is the bank “Where Each Relationship Matters ®”, please visit www.rocklandtrust.com.